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                                                                    Exhibit 23.2

                          Independent Auditors' Report

To the Plan Administrative Committee
Unitrin, Inc. 401(k) Savings Plan:

We have audited the accompanying statement of net assets available for plan benefits of the Unitrin, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 2000. This financial statement is the responsibility of the Plan's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statement presents fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ KPMG LLP

Chicago, Illinois
June 12, 2001